Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
scavanaugh@hcr-manorcare.com

Manor Care, Inc. Announces Record Date
for Special Stockholder Meeting

TOLEDO, Ohio, August 31, 2007 — Manor Care, Inc. (NYSE:HCR) announced today that its Board of Directors has approved October 17, 2007 as the date for a special meeting of stockholders to vote on the proposed acquisition of Manor Care by an affiliate of global private equity firm The Carlyle Group and has approved September 10, 2007 as the record date for the meeting. On August 6, 2007, Manor Care filed a preliminary proxy statement in connection with the proposed transaction with the Securities and Exchange Commission. The proxy statement, once final, will be mailed together with a proxy card to Manor Care stockholders of record as of the record date. Manor Care expects the final proxy statement to be available shortly.

     Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute services and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing and rehabilitation centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home care agencies. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

-More-

Manor Care Special Stockholder Meeting, Page 2

Additional Information about the Merger and Where to Find It

In connection with this proposed merger of Manor Care, Inc. with MCHCR-CP Merger Sub Inc., an affiliate of The Carlyle Group, the company will file a proxy statement with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the company with the SEC free of charge at the SEC’s website at www.sec.gov or from Manor Care, Inc., Corporate Communications, P.O. Box 10086, Toledo, Ohio 43699, (419) 252-5500.

Participants in the Solicitation

The company and its directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the company in connection with the proposed transaction. Information about the company and its directors and executive officers, and their ownership of the company’s securities, is set forth in the proxy statement for the 2007 Annual Meeting of Stockholders of the company, which was filed with the SEC on April 6, 2007, and the preliminary proxy statement for the special meeting to consider the proposed transaction filed with the SEC on August 6, 2007. Additional information regarding the interests of those persons, which interests may be different than those of the company’s stockholders generally, may be obtained by reading the proxy statement when it becomes available.